UNITED STATES

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POSTAL REALTY TRUST, INC.

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April 29, 2020

Dear Fellow Shareholders:

Postal got its start nearly 30 years ago as a family business. We purchased postal properties due to their stable recurring cash flows and because the USPS is an agency of the U.S. Government. High lease retention rates and the ability to operate a national portfolio without onsite personnel contributed to the attraction of these sought-after properties. The stability of the asset class served as an impetus for taking Postal Realty Trust (“PSTL”) public as we recognized that postal properties provide attractive risk adjusted returns over the long term.

2019 was a transformative year for PSTL, beginning with our successful initial public offering in May. Since our IPO we have more than doubled the size of our portfolio, rental revenue and square footage. Currently, our portfolio is 100% occupied, with over 550 properties across over 45 states encompassing 1.7 million square feet, making us one of the largest owners of United States Postal properties in the United States.

The United States Postal Service is an essential service provided by the government as authorized by the Constitution. Regardless of what is happening in the country, the Postal Service is a critical service to millions of Americans who rely on it for medications, Social Security checks and other critical necessities. In addition, the USPS is well positioned to benefit from the accelerating trend of e-commerce. Given its vast and complex network of routes and the ability to reach every American daily, in our view, this positions the US Postal Service as the ultimate last-mile logistics provider.

We are excited about the opportunity that lies in front of us as we continue to execute on our consolidation strategy. We operate in a sector that is highly fragmented and with our decades of experience combined with our national scale, we are a natural consolidator. We continue to execute on an information campaign to educate private postal property owners on the benefits of selling to us. Given our acquisition acumen and our REIT structure, we can provide owners liquidity either with an efficient cash purchase or through using our shares or OP units as currency.

By using our shares and units as currency, we enable owners to stay vested in a stable and familiar asset class while providing property diversification, an institutional operator, a growing dividend and the benefit of deferring their capital gains tax and estate planning their asset. Our efforts have been well-received; in fact, we completed two of our largest transactions using our OP Units as part of the purchase.

Postal Realty Trust

75 Columbia Avenue ∙ Cedarhurst, NY 11516

phone 516-295-7820 ∙ fax 516-295-2004

We have the largest pipeline in our history and expect it to continue to grow as more postal owners learn about our company, the value and stability we provide, as well as the opportunity set in front of us. We view the acquisition of postal properties as the most efficient way to grow our earnings and dividend. In fact, since our IPO, we’ve raised our dividend twice and our well-capitalized balance sheet and liquidity available under our credit facility, allows us to continue to acquire assets at favorable cap rates. We believe our focused approach should ensure that we continue to generate strong risk-adjusted returns for our shareholders over time.

As I pen this letter, we find ourselves in an unprecedented period of uncertainty as the country and the world battle the COVID-19 pandemic. However, given the essential service provided by the postal service, we have continued to benefit from the investment thesis recognized by our predecessor over many years. Postal Realty has seen no interruption in its rental revenue and we continue to manage our nationwide footprint of assets without disruption during a time when many property owners are facing significant uncertainty. We believe that this stability could serve to attract additional investors to our unique asset class and support our plans for ongoing growth. We wish you all good health as we fight the pandemic and look forward to engaging with you virtually until conditions normalize.

With a strong alignment of interests, we’d like to thank our shareholders for entrusting your capital with us. I also would like to thank our employees for their tireless commitment and our Board for their guidance.

Sincerely,

Andrew Spodek

Postal Realty Trust

75 Columbia Avenue ∙ Cedarhurst, NY 11516

phone 516-295-7820 ∙ fax 516-295-2004